SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)  January 30, 2008

China Shoe Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	333-139910	20-2234410
(State or other jurisdiction of incorporation or organization)	(Commission File number)	(IRS Employer Identification No.)

488 Wai Qingsong Road
Waigang, Jiading District, Shanghai, People’s Republic of China 201800
(Address of principal executive offices) (Zip Code)

011-86-21-59587756
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On January 30, 2008, China Shoe Holdings, Inc.’s (the “Company”) entered into a Regulation S Subscription Agreement (the “Regulation S Subscription Agreement”) with Yu Guorui a resident and national of the Peoples Republic of China (the “Investor”) pursuant to which it sold 4,230,769 shares (approximately 4.1% of the 104,230,769 outstanding shares) to the investor for US$550,000.00. This represents a price of $0.13 per share which was negotiated by the parties and based upon the average closing price for the Company’s common stock on the over the counter bulletin board (“OTCBB”) during the last month. The closing price for the Company’s common stock on the OTCBB on Friday, February 1, 2001 was $0.11. The Investor is a “non-US person” as that term is used in Regulation S under the Securities Act of 1933, as amended. The Regulation S Subscription Agreement grants the Investor the right, exercisable for so long as the Investor owns at least 50% of the shares purchased thereunder, to name one person to the Company’s board of directors reasonably acceptable to the present board of directors. The Investor has not exercised that right. No brokerage fees were paid to any person in connection with the Regulation S Subscription Agreement and the Investor has no rights to registration of any shares under the Securities Act of 1933, as amended. The Company intends to utilize the $550,000 received from the Investor as working capital primarily to expand its retail store operations in China.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.-
(c) Exhibits

Exhibit No.	Description

10.1	Regulation S Subscription Agreement between the Company and Yu Guorui, dated January 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3 2008
China Shoe Holdings, Inc.

By: /s/ Gu Xianzhong
Name: Gu Xianzhong
Title: President